Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

August 2, 2018

Northwest Pipe Company Reports Second Quarter Results and Announces Conference Call

Quarterly Highlights

•	Net loss from continuing operations per diluted share was $0.59, weaker than year-ago net loss of $0.15 per diluted share and prior quarter net loss of $0.20 per diluted share.
•	Net sales were $28.8 million, a 13.7% decrease from the previous quarter and a 0.3% increase from the second quarter of 2017
•	Gross loss was $1.2 million, or (4.3%) of net sales, compared to a gross profit of $1.3 million, or 4.0% of net sales in the previous quarter and a gross profit of $0.7 million, or 2.6% of net sales in the second quarter of 2017
•	Weaker results were driven by a combination of lower sales and a less value-added product mix
•	Improved second quarter bidding raised our backlog including confirmed orders to $122 million, the strongest level in almost four years
•	The acquisition of Ameron Water Transmission Group, LLC (“Ameron”) was completed on July 27, 2018 for approximately $38.3 million

VANCOUVER, WA – 08/02/2018 – Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter ended June 30, 2018. The Company will broadcast its second quarter 2018 earnings conference call on Friday, August 3, 2018 at 7:00 am PDT.

Outlook

“As expected, second quarter revenues were very low and consisted of a less value-added product mix which compressed our margins. As we have discussed in the past, recovery in our markets can be slow and choppy and this second quarter was a good example of this,” said Scott Montross, President and CEO of the Company. “Weakness in the second quarter has not changed our view of a much stronger second half, showing meaningful improvement including the impact of our Ameron acquisition. Our backlog including confirmed orders continues to improve and now stands at the highest level in nearly four years. We also expect the strength of the current bid schedule to translate into a strong backlog for the remainder of the year and into 2019.”

Montross continued, “Earlier this week we announced the acquisition of Ameron Water Transmission Group, which is the next step in a multi-year transformation to grow our business into a pure-play water company. We expect this acquisition to result in significant administrative and operational cost synergies, an expansion to our product offering and an enhanced ability to meet customer needs in a market that is expected to grow over the next few years.”

Second Quarter 2018 Results

Net sales, gross losses and net losses were worse than anticipated as a result of a combination of transportation-related delays pushing out a few projects to the third quarter, less value-added mix of products and reduced fixed-cost overhead absorption.

Net sales increased 0.3% to $28.8 million in the second quarter of 2018 from $28.7 million in the second quarter of 2017 due predominantly to a 14% increase in tons produced, nearly completely offset by a 12% decrease in selling price per ton. Increase in production was driven by project timing, while the decline in pricing was due to a greater proportion of less value-added (and lower-priced) tons in our product mix.

Gross loss was $1.2 million (negative 4.3% of net sales) in the second quarter of 2018 compared to a gross profit of $0.7 million (2.6% of net sales) in the second quarter of 2017. Gross margins were depressed by a reduction in fixed-cost overhead absorption.

Net loss from continuing operations was $5.7 million, or $0.59 per diluted share, in the second quarter of 2018 which included $0.8 million, or $0.6 million net of taxes (using a statutory tax rate) in restructuring expense. Net loss from continuing operations in the second quarter of 2017 was $1.4 million, or $0.15 per diluted share.

Backlog represents the balance of remaining performance obligations under signed contracts ("Backlog"). The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed ("Confirmed Orders"). Beginning in 2018, accounting guidance requires disclosure of Backlog, which was $58 million as of June 30, 2018 compared to $41 million as of March 31, 2018. Backlog including Confirmed Orders, which is the metric the Company has traditionally reported, was $122 million as of June 30, 2018, compared to $87 million as of March 31, 2018 and $101 million as of June 30, 2017.

Conference Call

The Company will hold its second quarter 2018 earnings conference call on Friday, August 3, 2018 at 7:00 am PDT. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Friday, August 31, 2018 by dialing 1-888-566-0078 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is the largest manufacturer of engineered welded steel pipeline systems in North America. The Company’s manufacturing facilities are well-positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and its solution-based products are a good fit for applications including: water transmission, plant piping, tunnels and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended that are based on current expectations, estimates and projections about the Company’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its Water Transmission business, the Company’s ability to integrate Ameron into its business and operations and achieve significant administrative and operational cost synergies, the impact of the Tax Cuts and Jobs Act of 2017 and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting Backlog including Confirmed Orders as well as restructuring expense net of tax. These non-GAAP measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. These should be considered as supplements to, and not as substitutes for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact

Robin Gantt

Chief Financial Officer

(360) 397-6325

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NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net sales	$28,785	$28,692	$62,150	$58,349
Cost of sales	30,023	27,946	62,040	56,360
Gross profit (loss)	(1,238)	746	110	1,989
Selling, general and administrative expense	3,806	3,572	7,191	7,412
Restructuring expense	783	-	1,088	881
Operating loss	(5,827)	(2,826)	(8,169)	(6,304)
Other income	20	116	190	27
Interest income	141	-	218	-
Interest expense	(128)	(115)	(256)	(252)
Loss from continuing operations before income taxes	(5,794)	(2,825)	(8,017)	(6,529)
Income tax benefit	(108)	(1,404)	(380)	(1,566)
Loss from continuing operations	(5,686)	(1,421)	(7,637)	(4,963)
Loss on discontinued operations	-	(647)	-	(973)
Net loss	$(5,686)	$(2,068)	$(7,637)	$(5,936)

Basic and diluted loss per share:
Continuing operations	$(0.59)	$(0.15)	$(0.79)	$(0.52)
Discontinued operations	-	(0.07)	-	(0.10)
Net loss per share	$(0.59)	$(0.22)	$(0.79)	$(0.62)

Shares used in per share calculations:
Basic and diluted	9,727	9,610	9,717	9,607

NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$41,887	$43,646
Trade and other receivables, net	16,334	28,990
Contract assets	44,320	44,502
Inventories	19,270	17,055
Prepaid expenses and other	5,300	6,562
Assets held for sale	3,088	-
Total current assets	130,199	140,755
Property and equipment, net	74,430	78,756
Other assets	9,300	10,813
Total assets	$213,929	$230,324

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,568	$7,521
Accrued liabilities	5,013	6,563
Contract liabilities	184	2,599
Current portion of capital lease obligations	400	318
Total current liabilities	11,165	17,001
Capital lease obligations, less current portion	920	737
Other long-term liabilities	11,016	12,322
Total liabilities	23,101	30,060

Stockholders' equity	190,828	200,264
Total liabilities and stockholders’ equity	$213,929	$230,324